Contacts:	Shannon Lapierre	Chris Martin
	Public Relations	Investor Relations
	(631) 342-3839	(631) 342-2889
	shannon.lapierre@ca.com	christopher.martin@ca.com

COMPUTER ASSOCIATES REPORTS PRELIMINARY FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2005

Expects to Meet GAAP EPS Guidance of $0.05 to $0.07 and Operating EPS Guidance of $0.17 to $0.19

Expects Revenue to be $830 Million to $850 Million, 3 Percent to 5 Percent Below Guidance

Will Hold Webcast at 5:15 p.m. EDT Today

ISLANDIA, N.Y., July 8, 2004 - Computer Associates International, Inc. (NYSE: CA) today released preliminary financial results for the first quarter of fiscal year 2005, ending June 30, 2004.

The company reaffirmed both GAAP and non-GAAP earnings per share guidance for the first quarter. GAAP earnings per share are expected to be between $0.05-$0.07 and Non-GAAP operating earnings per share are expected to be between $0.17 and $0.19.

The company expects total revenues for the first quarter of 2005 will be between $830 million and $850 million, compared to the company's previous guidance of $865 million to $885 million. CA expects to report final results for the quarter after market close on July 22nd.

"Overall, considering the current industry dynamics, I am satisfied with our performance," said Jeff Clarke, chief operating officer for CA. "I am pleased that we will be able to meet earnings guidance as a result of excellent expense controls. Our direct bookings grew approximately 35 percent and our indirect bookings grew approximately 40 percent on a year-over-year basis. We expect revenue growth of 5 percent to 8 percent for the quarter versus last year."

Clarke attributed the lower revenue to weak performance of the services business; a higher mix of maintenance in the indirect business which is recorded on a prorated basis rather than during the quarter in which it is sold; and lower subscription revenue due to a slightly higher mix of subscription contract renewals than originally anticipated.

CA will host a webcast and conference call at 5:15 p.m. EDT today to discuss the preliminary results. Individuals can access the webcast at http://ca.com/invest or listen to the call at 1 (706) 679-5227.

Non-GAAP Financial Measures

This press release includes financial measures for net income and related per share amounts that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP "operating" net income and earnings per share exclude non-cash amortization of acquired technology and other intangibles, the class-action and derivative litigation settlement charge, the government investigation charge and the applicable tax effects of these items. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding non-cash acquisition related charges, the litigation settlement charge, and the government investigation charge, these non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results, comparisons to competitors' operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and is a key variable in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision- making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided in our press release of May 25, 2004.

About CA

Computer Associates International, Inc. (NYSE:CA), the world's largest management software company, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y., and operates in more than 100 countries. For more information, please visit http://ca.com.

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© 2004 Computer Associates International, Inc.  One Computer Associates Plaza, Islandia, N.Y. 11749.  All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.